EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2022 relating to the financial statements of Whiting Holdings LLC (formerly Whiting Petroleum Corporation) (“Whiting”) and the effectiveness of Whiting’s internal controls over financial reporting, appearing in the Annual Report on Form 10-K of Whiting for the year ended December 31, 2021, as amended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
May 8, 2023